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Exhibit 99.1  News Release Dated February 8, 2000


                                                              News Release


                                 Contact:Theda W. Page Whitehead
                                         Sabre
                                         (817) 967-1859
                                         theda.whitehead@sabre.com




Sabre Board of Directors Declares One Time Cash Dividend
AMR Corporation Board of Directors Authorizes Spin of 83
Percent Ownership Stake

FORT WORTH, TX - Feb. 8, 2000 - Sabre Holdings Corporation (NYSE: TSG) announced today that its board of directors declared a one-time cash dividend of $675 million or approximately $5.20 per share. The intention to declare a cash dividend was announced on December 14, 1999 in conjunction with the announcement by AMR Corporation (NYSE:
AMR) of its intent to distribute its remaining 83 percent ownership stake in Sabre to AMR shareholders. The cash dividend recognizes the cash balance that was built during AMR's ownership and the strong financial condition of Sabre.

Sabre stockholders of record as of the opening of regular trading on the New York Stock Exchange on February 15, 2000 will automatically receive the cash dividend. The dividend will be distributed on February 18, 2000. As of February 4, 2000, Sabre had outstanding approximately 22.5 million shares of Class A common stock and approximately 107 million shares of Class B common stock.

Separately, AMR announced today that its board of directors approved a special stock dividend that will deliver its entire ownership stake in Sabre to AMR shareholders of record as of the close of regular trading on the New York Stock Exchange on March 1, 2000. The stock dividend will be distributed after the close of business on March 15, 2000. Prior to the distribution, AMR will exchange all of its Sabre Class B common stock for an equal number of shares of Sabre's Class A common stock. As a result of the stock dividend, Sabre will be a fully independent company.

Sabre is the global leader in applying information technology to meet the needs of the travel and transportation industries with advanced and innovative technology skills to deliver progressive solutions. Headquartered in Dallas/Fort Worth, Texas, the company has more than 10,000 employees worldwide who span 45 countries. Sabre reported 1999 revenues of $2.4 billion, up 5.6 percent from 1998. Net earnings were $264 million, excluding special items, up 15.2 percent from the prior year. More information on Sabre is available on the World Wide Web at http://www.sabre.com. Sabre and the Sabre logo are registered trademarks of an affiliate of Sabre Inc.